EXHIBIT 99.1

Piedmont Office Realty Trust Reports Fourth Quarter and Annual 2021 Results
ATLANTA, February 7, 2022--Piedmont Office Realty Trust, Inc. ("Piedmont" or the "Company") (NYSE:PDM), an owner of Class A office properties located primarily in seven major Eastern U.S. markets with a majority of its revenue being generated from the Sunbelt, today announced its results for the quarter and year ended December 31, 2021.

Highlights for the Quarter and Year Ended December 31, 2021:

Financial Results:
•The Company recognized a net loss applicable to Piedmont of $31.8 million, or $0.26 per diluted share, and $1.2 million, or $0.01 per diluted share, for the quarter and year ended December 31, 2021, respectively. Both the fourth quarter and year end results reflect a $41.0 million impairment charge due to a change in the holding period assumptions made during the fourth quarter for Piedmont's last remaining Chicago asset.
•Because of the infrequent nature and variability of gains or losses on sales of real estate assets and the impairment charge noted above, the Company is also reporting for comparison purposes Income per share before gains, losses, and impairments, reflecting growth of approximately 10% on a year-over-year basis.
•Piedmont reported Core Funds From Operations ("Core FFO") per share of $0.51 and $1.97 per diluted share for the quarter and year ended December 31, 2021, respectively.
•Piedmont reported a 5.8% and 5.2% increase in Same Store Net Operating Income ("Same Store NOI") on a cash and accrual basis, respectively, for the quarter ended December 31, 2021.
•The Company is introducing 2022 financial guidance of $1.97 to $2.07 per diluted share of Core FFO.
Leasing:
•The Company completed approximately 2.3 million square feet of leasing during the year ended December 31, 2021, including approximately 400,000 square feet during the fourth quarter.
•Piedmont reported an approximately 8% and 16% roll up in cash and accrual basis rents, respectively, for the year ended December 31, 2021.
•The portfolio was approximately 86% leased as of December 31, 2021.
Capital Markets (Including Subsequent Events):
•During the three months ended December 31, 2021, Piedmont acquired 999 Peachtree Street in Atlanta, GA for $223.9 million.
•On January 25, 2022, Piedmont sold Two Pierce Place, the Company's last remaining Chicago-area asset, for $24.0 million.

•On January 28, 2022, the Company completed the previously announced sale of 225 & 235 Presidential Way in Boston for $129.0 million.
Balance Sheet:
•The Company's annualized quarterly and annual average net debt-to-Core EBITDA ratios as of December 31, 2021 were 6.0 x and 5.7x, respectively.
•The Company's Debt-to-Gross Assets ratio was 37.1% as of December 31, 2021.
ESG and Operations:
•2021 marked Piedmont's first year as an Energy Star Partner of the Year.
•During 2021, Piedmont funded its first scholarships to provide need-based, scholastic support to minority students interested in pursuing a career related to the real estate industry.

Commenting on fourth quarter and annual results, Brent Smith, President and Chief Executive Officer, said, "We were very pleased to continue the new tenant leasing momentum in the fourth quarter that we began to experience during the third quarter of 2021, which resulted in the execution of approximately 200,000 square feet of new tenant leasing. Combined with another 200,000 square feet of renewal activity during the fourth quarter and our leasing from earlier in the year, our 2021 leasing activity totaled approximately 2.3 million square feet, slightly ahead of our historical, pre-COVID levels, bolstering our optimism around the office sector’s recovery, particularly for high-quality, modernized, amenity-rich environments such as ours.

"Transactional activity during the fourth quarter also increased. As a result of our acquisition of 999 Peachtree Street in October, as well as the recent completion of two non-core dispositions, approximately 63% of our current annual lease revenues now comes from our Sunbelt properties. We are excited to start 2022 with continued leasing momentum and an 87%-leased portfolio, pro forma for our non-core sales in January, with the majority of vacancy and lease expirations over the next 12-months in our Sunbelt markets. Furthermore, we believe Piedmont is well positioned for continued progress towards our strategic capital recycling goals in 2022, bolstered by numerous buildings expected to be marketed in addition to our ongoing off-market dialogue," Smith added.

Financial Highlights

As a result of recording a $41.0 million, or $0.33 per diluted share, impairment charge associated with changing the holding period assumptions for its last remaining Chicago-area asset, Piedmont recognized a net loss applicable to Piedmont of $31.8 million, or $0.26 per diluted share, and $1.2 million, or $0.01 per diluted share, for the quarter and year ended December 31, 2021, respectively. Net income applicable to Piedmont for the quarter and year ended December 31, 2020 was $22.6 million, or $0.18 per diluted share, and $232.7 million, or $1.85 per diluted share, respectively. The results for the quarter and year ended December 31, 2020 included $14.6 million, or $0.12 per diluted share, and $205.7 million, or $1.63 per diluted share, of gains on sale of real estate assets. The year ended December 31, 2020 also included a $9.3 million, or $0.07 per diluted share, non-recurring loss on early extinguishment of debt due to the early repayment of a mortgage on one of the assets sold during 2020.

Due to the infrequent nature and variability of the real estate items noted above, the Company is also reporting for comparison purposes, Income per share before gains, losses, and impairments of $0.07 and $0.32 per diluted share, for the quarter and year ended December 31, 2021, respectively, as compared to $0.06 and $0.29 per diluted share, for the quarter and year ended December 31, 2020, respectively.

FFO and Core FFO, which remove the impact of gains and losses on sales of real estate assets and impairment charges mentioned above, as well as depreciation and amortization, were both $0.51 per diluted share and $0.46 per diluted share for the quarter ended December 31, 2021 and 2020, respectively, reflecting an 11% increase. FFO for the year ended December 31, 2021 was $1.97 per diluted share, as compared with $1.82 per diluted share for the year ended December 31, 2020. Core FFO, which further removes the 2020 non-recurring loss on early extinguishment of debt mentioned above, was $1.97 per diluted share for the year ended December 31, 2021, as compared with $1.89 per diluted share for the year ended December 31, 2020. The increases in both FFO and Core FFO were primarily attributable to accretive capital recycling activity and rental rate growth, partially offset by an approximately 1% decrease in portfolio occupancy during the year ended December 31, 2021.

Leasing Update

During the three months ended December 31, 2021, Piedmont completed approximately 400,000 square feet of leasing, bringing total leasing for the year to 2.3 million square feet, slightly ahead of pre-COVID average leasing levels. Approximately half of the fourth quarter's executed leases related to new tenant leasing and marked the Company's second consecutive quarter at pre-COVID leasing levels.

The weighted average lease term for the approximately 40 leases executed during the fourth quarter was 6.5 years. Activity was well dispersed throughout the portfolio with only one lease completed during the fourth quarter larger than 50,000 square feet, that being a 13-year new headquarters lease with an undisclosed Fortune 500 tenant for approximately 55,000 square feet at 6031 Connection Drive in Dallas, TX.

Leases executed during the fourth quarter of 2021 for recently occupied space reflected a 3.0% and 6.9% roll up in cash and accrual rents, respectively. For the year ended December 31, 2021, leases executed reflected an overall roll up of 7.5% and 15.6% for cash and accrual basis rents, respectively.
As of December 31, 2021, the Company's reported leased percentage and weighted average remaining lease term were approximately 86% and 6.0 years, respectively. The average lease size was approximately 15,000 square feet and adjusted annualized lease revenue per square foot was approximately $37.50. The leased percentage as of December 31, 2021 was slightly impacted by the acquisition of the 77% leased 999 Peachtree Street in October 2021 further discussed below. 2022 is a low lease expiration year for Piedmont, with approximately 6% of the Company's Annualized Lease Revenue scheduled to expire during the year ending December 31, 2022.
Same Store NOI increased 5.8% and 5.2% on a cash and accrual basis, respectively, for the quarter ended December 31, 2021 as compared to the quarter ended December 31, 2020. Same Store NOI for the year ended December 31, 2021 increased 6.5% and 3.4% on a cash and accrual basis, respectively, compared to the year ended December 31, 2020. The increase in both metrics for both periods was primarily attributable to increased rental rates and decreased operating expenses, particularly real estate taxes, as well as the expiration of abatements at certain properties. These increases were partially offset by an approximately 1% overall reduction in portfolio occupancy during 2021 due to slower new tenant touring and leasing activity in 2020 as a result of the COVID-19 pandemic. As of December 31, 2021, the Company had approximately 750,000 square feet of executed leases for vacant space yet to commence or under rental abatement.

Transactional Activity (Including Subsequent Events)

As previously announced, during the three months ended December 31, 2021, Piedmont acquired 999 Peachtree Street, a 622,000 square foot, approximately 77% leased, LEED-Platinum, 28-story, office building located in Atlanta, GA for $223.9 million, or $360 per square foot. Located at the corner of

Peachtree and 10th Streets in the heart of Midtown, the property offers spectacular views of the Midtown skyline and nearby Piedmont Park. Superior accessibility to the interstate, MARTA (commuter rail system) and the Midtown/ Beltline bike path, along with premier amenities and close proximity to Georgia Tech and more than 30,000 residents within a 1-mile radius, make 999 Peachtree Street a compelling location for prospective tenants. The acquisition marks Piedmont's entry into Midtown Atlanta, one of the most vibrant, active submarkets in the country. Piedmont plans an exciting redevelopment project to revitalize the asset and deliver a premiere tenant experience.

Also during the three months ended December 31, 2021, the Company purchased the last remaining common area and undeveloped land that it did not already own within its Atlanta Galleria office park for $4 million. Piedmont plans a significant redevelopment of the land including Galleria's park area with food and beverage offerings, a redesigned garden experience, outdoor collaboration space and other amenities which will elevate the surrounding office environment and experience for Piedmont's Atlanta Galleria tenants. The acquisition of these remaining parcels also secures Piedmont's continued involvement in the pending path of travel redesign, which will reimagine the direct, walkable connection of Truist Park and The Battery with the Atlanta Galleria office complex.

On January 25, 2022, Piedmont sold the Two Pierce Place building, located in Itasca, IL for $24.0 million, completing the Company's exit from the Chicago market. Piedmont anticipates that it will recognize minimal gain on this sale during the first quarter of 2022 due to the recognition of an impairment charge related to this asset during the fourth quarter of 2021.

On January 28, 2022, the Company completed the previously announced sale of 225 & 235 Presidential Way in Woburn, MA for $129.0 million, or $293 per square foot. Piedmont anticipates recognizing a gain on sale of real estate assets of approximately $50 million related to this sale during the first quarter of 2022.

On a proforma basis, after consideration of the two January disposition transactions mentioned above, Piedmont's portfolio would have been approximately 87% leased as of December 31, 2021. The Company estimates that approximately 63% of its Annualized Lease Revenue is now generated from its properties located in the Sunbelt.

Balance Sheet

With the application of the net sales proceeds received from the two January dispositions mentioned above, the Company's pro forma quarterly average net debt-to-Core EBITDA ratio and debt-to-gross assets ratio as of December 31, 2021 would have been approximately 5.6 x and 35%, respectively.

As of December 31, 2021, the Company had no secured debt and $210 million of available capacity on its $500 million line of credit. After closing the above dispositions and receiving the related proceeds, available capacity on the $500 million line of credit is currently approximately $321 million.

During the fourth quarter, approximately 1.1 million shares of the Company's common stock were repurchased at an average price of $17.76 per share, leaving approximately $150 million in authorized capacity under the program as of December 31, 2021.

ESG and Other Operational Initiatives

2021 marked Piedmont's first year as an Energy Star Partner of the Year, one of only 69 companies selected in the United States, and the only REIT headquartered in the Southeast to be selected.
During 2021, Piedmont began partnering with two Historically Black Colleges and Universities to provide need-based, scholastic support to minority students interested in pursuing a career related to the real estate industry. The scholarships are designed to be awarded to selected rising sophomores and to continue for their junior and senior years at Howard University in Washington, D.C. and Morehouse College in Atlanta, GA. The first recipient is from Houston, TX, a sophomore majoring in Finance at Howard University in Washington, D.C. Recipients will have the opportunity for further industry exposure through an internship with the Company.

First Quarter 2022 Dividend Declaration

On February 2, 2022, the board of directors of Piedmont declared a dividend for the first quarter of 2022 in the amount of $0.21 per share on its common stock to stockholders of record as of the close of business on February 25, 2022, payable on March 18, 2022.

Guidance for 2022

The Company is introducing financial guidance for calendar year 2022 of $1.97 to $2.07 per diluted share of Core FFO. This financial guidance is based upon management's assumptions, estimates and expectations based on information available to management as of the date of this release. Included within the financial guidance are the following assumptions:

•a gradual increase in the physical utilization of our buildings by our customers over the course of the year to a level near pre-pandemic utilization by the end of the year;

•excluding the recently completed sales of the Presidential Way and Two Pierce Place assets, neutral asset recycling during the year with about $350 to $450 million each of acquisitions and dispositions;

•general and administrative expense of about $29 to $31 million for the year;

•excluding acquisition and disposition activity, Same Store NOI on a cash and accrual basis are expected to be flat and to grow 1-3%, respectively, during 2022, impacted by slower leasing transactions during the pandemic; and

•leased percentage is expected to grow to approximately 88% during 2022, excluding acquisition and disposition activity.

Actual results could differ materially from these estimates based on a variety of factors as discussed under "Forward-Looking Statements" below.

(in millions, except per share data)	Low	High
Net income	$74	$81
Add:
Depreciation	136	142
Amortization	82	85
Deduct:
Gain on sale of real estate assets	(48)	(52)
NAREIT FFO and Core FFO applicable to common stock	$244	$256
NAREIT FFO and Core FFO per diluted share	$1.97	$2.07

Note that individual quarters may fluctuate on both a cash basis and an accrual basis due to the timing of lease commencements and expirations, abatement periods, repairs and maintenance expenses, capital expenditures, capital markets activities, seasonal general and administrative expenses, accrued potential performance-based compensation expenses, and one-time revenue or expense events.

Non-GAAP Financial Measures

To supplement the presentation of the Company’s financial results prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), this release and the accompanying quarterly supplemental information as of and for the period ended December 31, 2021 contain certain financial measures that are not prepared in accordance with GAAP, including FFO, Core FFO, AFFO, Same Store NOI (cash and accrual basis), Property NOI (cash and accrual basis), EBITDAre, and Core EBITDA and Income Before Gains, Losses, and Impairments. Definitions and reconciliations of each of these non-GAAP measures to their most comparable GAAP metrics are included below and in the accompanying quarterly supplemental information.
Each of the non-GAAP measures included in this release and the accompanying quarterly supplemental financial information has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this release and the accompanying quarterly supplemental information may not be comparable to similarly titled measures disclosed by other companies, including other REITs. The Company may also change the calculation of any of the non-GAAP measures included in this news release and the accompanying supplemental financial information from time to time in light of its then existing operations.

Conference Call Information

Piedmont has scheduled a conference call and an audio web cast for Tuesday, February 8, 2022 at 10:00 A.M. Eastern time. The live, listen-only, audio web cast of the call may be accessed on the Company's website at http://investor.piedmontreit.com/news-and-events/events-calendar. Dial-in numbers for analysts who plan to actively participate in the call are (888) 506-0062 for participants in the United States and Canada and (973) 528-0011 for international participants. Participant Access Code is 594361. A replay of the conference call will be available through 10:00 A.M. Eastern time on February 22, 2022, and may be accessed by dialing (877) 481-4010 for participants in the United States and Canada and (919) 882-2331 for international participants, followed by conference identification code 44354. A web cast replay will also be available after the conference call in the Investor Relations section of the Company's website. During the audio web cast and conference call, the Company's management team will review fourth quarter and annual 2021 performance, discuss recent events, and conduct a question-and-answer period.

Supplemental Information

Quarterly supplemental information as of and for the period ended December 31, 2021 can be accessed on the Company`s website under the Investor Relations section at www.piedmontreit.com.

About Piedmont Office Realty Trust

Piedmont Office Realty Trust, Inc. (NYSE: PDM) is an owner, manager, developer, redeveloper, and operator of high-quality, Class A office properties located primarily in select sub-markets within seven major Eastern U.S. office markets, with the majority of its revenue being generated from the Sunbelt. Its geographically-diversified, approximately $5 billion portfolio is currently comprised of approximately 17 million square feet. The Company is a fully-integrated, self-managed real estate investment trust (REIT) with local management offices in each of its markets and is investment-grade rated by S&P Global Ratings (BBB) and Moody’s (Baa2). Piedmont is a 2021 ENERGY STAR Partner of the Year. For more information, see www.piedmontreit.com.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of the Company`s performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue" or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this press release include: whether Piedmont is well positioned for continued progress towards its strategic goals in 2022; whether Piedmont will recognize a gain on sale of real estate assets of approximately $50 million related to the sale of 225/235 Presidential Way during the first quarter of 2022; whether approximately 63% of Piedmont's Annualized Lease Revenue is now generated from its properties located in the Sunbelt; and the Company's estimated range of Net Income, Depreciation, Amortization, NAREIT FFO/Core FFO and NAREIT FFO/Core FFO per diluted share for the year ending December 31,

2022. These statements are based on beliefs and assumptions of Piedmont’s management, which in turn are based on information available at the time the statements are made.

The following are some of the factors that could cause the Company's actual results and its expectations to differ materially from those described in the Company's forward-looking statements: economic, regulatory, socioeconomic changes, and/or technology changes (including accounting standards) that impact the real estate market generally, or that could affect patterns of use of commercial office space; the impact of competition on our efforts to renew existing leases or re-let space on terms similar to existing leases; changes in the economies and other conditions affecting the office sector in general and specifically the seven markets in which we primarily operate where we have high concentrations of our annualized lease revenue; lease terminations, lease defaults, lease contractions, or changes in the financial condition of our tenants, particularly by one of our large lead tenants; adverse market and economic conditions, including any resulting impairment charges on both our long-lived assets or goodwill resulting therefrom; the success of our real estate strategies and investment objectives, including our ability to identify and consummate suitable acquisitions and divestitures; the illiquidity of real estate investments, including regulatory restrictions to which REITs are subject and the resulting impediment on our ability to quickly respond to adverse changes in the performance of our properties; the risks and uncertainties associated with our acquisition and disposition of properties, many of which risks and uncertainties may not be known at the time of acquisition or disposition; development and construction delays and resultant increased costs and risks; our real estate development strategies may not be successful; future acts of terrorism, civil unrest, or armed hostilities in any of the major metropolitan areas in which we own properties, or future cybersecurity attacks against any of our tenants; risks related to the occurrence of cyber incidents, or a deficiency in our cybersecurity, which could negatively impact our business by causing a disruption to our operations, a compromise or corruption of our confidential information, and/or damage to our business relationships; costs of complying with governmental laws and regulations; uninsured losses or losses in excess of our insurance coverage, and our inability to obtain adequate insurance coverage at a reasonable cost; additional risks and costs associated with directly managing properties occupied by government tenants, including an increased risk of default by government tenants during periods in which state or federal governments are shut down or on furlough; significant price and volume fluctuations in the public markets, including on the exchange which we listed our common stock; changes in interest rates and changes in the method pursuant to which the LIBOR rates are determined and the planned phasing out of USD LIBOR after June 2023; rising interest rates which could affect our return on investments and/or our ability to finance or refinance properties; the effect of future offerings of debt or equity securities or changes in market interest rates on the value of our common stock; uncertainties associated with environmental and other regulatory matters; potential changes in the political environment and reduction in federal and/or state funding of our governmental tenants; changes in the financial condition of our tenants directly or indirectly resulting from geopolitical developments that could negatively affect international trade, the termination or threatened termination of existing international trade agreements, or the implementation of tariffs or retaliatory tariffs on imported or exported goods; the effect of any litigation to which we are, or may become, subject; additional risks and costs associated with owning properties occupied by tenants in particular industries, such as oil and gas, hospitality, travel, co-working, etc., including risks of default during start-up and during economic downturns; changes in tax laws impacting REITs and real estate in general, as well as our ability to continue to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or other tax law changes which may adversely affect our stockholders; the future effectiveness of our internal controls and procedures; actual or threatened public health epidemics or outbreaks, such as the ongoing COVID-19 pandemic, as well as governmental and private measures taken to combat such health crises, could have a material adverse effect on our business operations and financial results; the adequacy of our general reserve related to tenant lease-related assets or the establishment of any other reserve in the future; and other factors, including the risk factors discussed under Item 1A. of Piedmont’s Annual Report on Form 10-K for the year ended December 31, 2020 and Quarterly Report on

Form 10-Q for the nine months ended September 30, 2021, and other documents we file with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Research Analysts/ Institutional Investors Contact:
Eddie Guilbert
770-418-8592
research.analysts@piedmontreit.com

Shareholder Services/Transfer Agent Services Contact:
Computershare, Inc.
866-354-3485
investor.services@piedmontreit.com

Piedmont Office Realty Trust, Inc.
Consolidated Balance Sheets (Unaudited)
(in thousands)
	December 31, 2021	December 31, 2020
Assets:
Real estate assets, at cost:
Land	$529,941	$476,716
Buildings and improvements	3,374,903	3,123,042
Buildings and improvements, accumulated depreciation	(861,206)	(751,521)
Intangible lease assets	178,157	158,444
Intangible lease assets, accumulated amortization	(83,777)	(67,850)
Construction in progress	43,406	56,749
Real estate assets held for sale, gross	80,586	76,475
Real estate assets held for sale, accumulated depreciation and amortization	(16,699)	(16,021)
Total real estate assets	3,245,311	3,056,034
Cash and cash equivalents	7,419	7,331
Tenant receivables	2,995	8,448
Straight line rent receivables	162,632	148,797
Notes receivable	118,500	118,500
Restricted cash and escrows	1,441	1,883
Prepaid expenses and other assets	20,485	23,277
Goodwill	98,918	98,918
Deferred lease costs, gross	469,671	444,211
Deferred lease costs, accumulated depreciation	(205,100)	(171,817)
Other assets held for sale, gross	9,389	5,030
Other assets held for sale, accumulated depreciation	(996)	(802)
Total assets	$3,930,665	$3,739,810
Liabilities:
Unsecured debt, net of discount and unamortized debt issuance costs of $12,210 and $10,932, respectively	$1,877,790	$1,594,068
Secured debt, inclusive of premium and unamortized debt issuance costs of $0 and $326, respectively	—	27,936
Accounts payable, accrued expenses, and accrued capital expenditures	114,453	111,997
Dividends payable	26,048	25,683
Deferred income	80,686	36,891
Intangible lease liabilities, less accumulated amortization	39,341	35,440
Interest rate swaps	4,924	9,834
Total liabilities	2,143,242	1,841,849
Stockholders' equity:
Common stock	1,231	1,238
Additional paid in capital	3,701,798	3,693,996
Cumulative distributions in excess of earnings	(1,899,081)	(1,774,856)
Other comprehensive income	(18,154)	(24,100)
Piedmont stockholders' equity	1,785,794	1,896,278
Noncontrolling interest	1,629	1,683
Total stockholders' equity	1,787,423	1,897,961
Total liabilities and stockholders' equity	$3,930,665	$3,739,810

Number of shares of common stock outstanding as of end of period	123,077	123,839
Net debt (Unsecured and Secured debt, less Cash and cash equivalents)	1,870,371	1,614,673
Total Principal Amount of Debt Outstanding (Unsecured debt plus discount and unamortized debt issuance costs and Secured debt less premium and unamortized debt issuance costs)	1,890,000	1,632,610

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Operations
Unaudited (in thousands, except for per share data)

	Three Months Ended		Year Ended
	12/31/2021	12/31/2020	12/31/2021	12/31/2020
Revenues:
Rental and tenant reimbursement revenue	$134,313	$128,272	$514,619	$519,953
Property management fee revenue	576	721	2,496	2,867
Other property related income	3,275	2,536	11,595	12,204
Total revenues	138,164	131,529	528,710	535,024
Expenses:
Property operating costs	56,083	55,302	210,932	214,933
Depreciation	31,952	27,236	120,615	110,575
Amortization	22,014	22,324	85,992	93,294
Impairment loss on real estate assets	41,000	—	41,000	—
General and administrative	7,835	7,415	30,252	27,464
Total operating expenses	158,884	112,277	488,791	446,266
Other income (expense):
Interest expense	(13,917)	(13,048)	(51,292)	(54,990)
Other income	2,882	1,770	10,206	2,587
Loss on early extinguishment of debt	—	—	—	(9,336)
Gain on sale of real estate assets	—	14,634	—	205,666
Total other income (expense)	(11,035)	3,356	(41,086)	143,927
Net income/(loss)	(31,755)	22,608	(1,167)	232,685
Net loss applicable to noncontrolling interest	5	1	14	3
Net income/ (loss) applicable to Piedmont	$(31,750)	$22,609	$(1,153)	$232,688
Weighted average common shares outstanding - diluted	123,742	125,544	123,978	126,104
Net income/(loss) per share applicable to common stockholders - diluted	$(0.26)	$0.18	$(0.01)	$1.85

Reconciliation of Net income/(loss) applicable to Piedmont to Income before gains, losses, and impairments:
Net income/(loss) applicable to Piedmont	$(31,750)		$22,609	$(1,153)		$232,688
Plus:
Impairment loss on real estate assets	41,000		—	41,000		—
Loss on early extinguishment of debt	—		—	—		9,336
Less:
Gain on sale of real estate assets	—		14,634	—		205,666
Income before gains, losses, and impairments:	$9,250		$7,975	$39,847		$36,358
Change Period over Period	16%			10%
Weighted average common shares outstanding - diluted	124,412	(3)	125,544	124,455	(3)	126,104
Income per share before gains, losses, and impairments -diluted	$0.07		$0.06	$0.32		$0.29

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations
Unaudited (in thousands, except for per share data)

	Three Months Ended			Year Ended
	12/31/2021		12/31/2020	12/31/2021		12/31/2020
GAAP net income/(loss) applicable to common stock	$(31,750)		$22,609	$(1,153)		$232,688
Depreciation of real estate assets(1)	31,756		26,942	119,629		109,326
Amortization of lease-related costs	22,003		22,312	85,946		93,242
Impairment loss on real estate assets	41,000		—	41,000		—
Gain on sale of real estate assets	—		(14,634)	—		(205,666)
NAREIT Funds From Operations applicable to common stock*	63,009		57,229	245,422		229,590
Loss on early extinguishment of debt	—		—	—		9,336
Core Funds From Operations applicable to common stock*	63,009		57,229	245,422		238,926
Amortization of debt issuance costs, fair market adjustments on notes payable, and discounts on debt	781		653	2,857		2,833
Depreciation of non real estate assets	187		286	949		1,216
Straight-line effects of lease revenue	(1,939)		(2,223)	(10,566)		(22,601)
Stock-based compensation adjustments	2,772		2,733	7,924		7,014
Net effect of amortization of above/below-market in-place lease intangibles	(3,098)		(2,767)	(11,290)		(12,284)
Non-incremental capital expenditures(2)	(22,313)		(19,620)	(75,162)		(77,682)
Adjusted Funds From Operations applicable to common stock*	$39,399		$36,291	$160,134		$137,422
Weighted average common shares outstanding - diluted	124,412	(3)	125,544	124,455	(3)	126,104
Funds From Operations per share (diluted)	$0.51		$0.46	$1.97		$1.82
Core Funds From Operations per share (diluted)	$0.51		$0.46	$1.97		$1.89
Change period over period	11%			4%

(1)Excludes depreciation of non real estate assets.

(2)Capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets' income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives incurred to lease space that was vacant at acquisition, leasing costs for spaces vacant for greater than one year, leasing costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building and renovations that change the underlying classification of a building are excluded from this measure.

(3) Includes potential dilution under the treasury stock method that would occur if our remaining unvested and potential stock awards vested and resulted in additional common shares outstanding. Such dilution is not included when calculating Net loss per diluted share applicable to Piedmont for the quarter and year ended December 31, 2021 as it would reduce the loss per share presented.

Piedmont Office Realty Trust, Inc.
EBITDAre, Core EBITDA, Property Net Operating Income (Cash and Accrual), Same Store Net Operating Income (Cash and Accrual)
Unaudited (in thousands)

	Cash Basis		Accrual Basis
	Three Months Ended		Three Months Ended
	12/31/2021	12/31/2020	12/31/2021	12/31/2020

Net income/(loss) applicable to Piedmont (GAAP)	$(31,750)	$22,609	$(31,750)	$22,609
Net loss applicable to noncontrolling interest	(5)	(1)	(5)	(1)
Interest expense	13,917	13,048	13,917	13,048
Depreciation	31,943	27,228	31,943	27,228
Amortization	22,003	22,312	22,003	22,312
Depreciation and amortization attributable to noncontrolling interests	22	20	22	20
Impairment loss on real estate assets	41,000	—	41,000	—
Gain on sale of real estate assets	—	(14,634)	—	(14,634)
EBITDAre*	77,130	70,582	77,130	70,582
Loss on early extinguishment of debt	—	—	—	—
Core EBITDA*	77,130	70,582	77,130	70,582
General & administrative expenses	7,835	7,415	7,835	7,415
Management fee revenue	(323)	(397)	(323)	(397)
Other income	(2,667)	(1,554)	(2,667)	(1,554)
Non-cash general reserve for uncollectible accounts	(965)	(278)
Straight line effects of lease revenue	(1,939)	(2,223)
Straight line effects of lease revenue attributable to noncontrolling interests	1	(4)
Amortization of lease-related intangibles	(3,098)	(2,767)
Property NOI*	75,974	70,774	81,975	76,046
Net operating income from:
Acquisitions	(10,232)	(7,795)	(12,476)	(9,151)
Dispositions	(1)	(824)	(1)	(784)
Other investments(1)	203	162	261	218
Same Store NOI*	$65,944	$62,317	$69,759	$66,329
Change period over period in Same Store NOI	5.8%	N/A	5.2%	N/A

Piedmont Office Realty Trust, Inc.
EBITDAre, Core EBITDA, Property Net Operating Income (Cash and Accrual), Same Store Net Operating Income (Cash and Accrual)
Unaudited (in thousands)

	Cash Basis		Accrual Basis
	Year Ended		Year Ended
	12/31/2021	12/31/2020	12/31/2021	12/31/2020

Net income/(loss) applicable to Piedmont (GAAP)	$(1,153)	$232,688	$(1,153)	$232,688
Net loss applicable to noncontrolling interest	(14)	(3)	(14)	(3)
Interest expense	51,292	54,990	51,292	54,990
Depreciation	120,578	110,542	120,578	110,542
Amortization	85,946	93,242	85,946	93,242
Depreciation and amortization attributable to noncontrolling interests	84	85	84	85
Impairment loss on real estate assets	41,000	—	41,000	—
Gain on sale of real estate assets	—	(205,666)	—	(205,666)
EBITDAre*	297,733	285,878	297,733	285,878
Loss on early extinguishment of debt	—	9,336	—	9,336
Core EBITDA*	297,733	295,214	297,733	295,214
General & administrative expenses	30,252	27,464	30,252	27,464
Management fee revenue	(1,269)	(1,495)	(1,269)	(1,495)
Other income	(9,089)	(1,724)	(9,089)	(1,724)
Non-cash general reserve for uncollectible accounts	(553)	4,553
Straight line effects of lease revenue	(10,566)	(22,601)
Straight line effects of lease revenue attributable to noncontrolling interests	3	(16)
Amortization of lease-related intangibles	(11,290)	(12,284)
Property NOI*	295,221	289,111	317,627	319,459
Net operating income from:
Acquisitions	(34,446)	(23,115)	(41,720)	(30,397)
Dispositions	(204)	(21,049)	(205)	(22,113)
Other investments(1)	783	550	1,009	769
Same Store NOI*	$261,354	$245,497	$276,711	$267,718
Change period over period in Same Store NOI	6.5%	N/A	3.4%	N/A

(1)Other investments consist of our investments in active redevelopment and development projects, land, and recently completed redevelopment and development projects for which some portion of operating expenses were capitalized during the current or prior reporting periods. The operating results from 222 South Orange Avenue in Orlando, FL, are included in this line item.

*Definitions:

Income Before Gains, Losses, and Impairments: The Company calculates Income Before Gains, Losses, and Impairments by starting with Net Income applicable to Piedmont and adjusting for gains or losses on the sale of real estate assets, loss on early extinguishment of debt and impairment loss on real estate assets. Income Before Gains, Losses, and Impairments is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Income Before Gains, Losses, and Impairments is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to the Company’s core business operations. As a result, the Company believes that Income Before Gains, Losses, and Impairments can help facilitate comparisons of operating performance between periods and provides a more meaningful predictor of future earnings potential. Other REITs may not define Income Before Gains, Losses, and Impairments in the same manner as the Company; therefore, the Company’s computation of Income Before Gains, Losses, and Impairments may not be comparable to that of other REITs.

Funds From Operations ("FFO"): The Company calculates FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as net income (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investment in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, along with appropriate adjustments to those reconciling items for joint ventures. These adjustments can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that FFO is helpful to investors as a supplemental performance measure because it excludes the effects of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. The Company also believes that FFO can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of FFO may not be comparable to that of such other REITs.

Core Funds From Operations ("Core FFO"): The Company calculates Core FFO by starting with FFO, as defined by NAREIT, and adjusting for gains or losses on the extinguishment of swaps and/or debt and any significant non-recurring items. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to the Company’s core business operations. As a result, the Company believes that Core FFO can help facilitate comparisons of operating performance between periods and provides a more meaningful predictor of future earnings potential. Other REITs may not define Core FFO in the same manner as the Company; therefore, the Company’s computation of Core FFO may not be comparable to that of other REITs.

Adjusted Funds From Operations ("AFFO"): The Company calculates AFFO by starting with Core FFO and adjusting for non-incremental capital expenditures and then adding back non-cash items including: non-real estate depreciation, straight-lined rents and fair value lease adjustments, non-cash components of interest expense and compensation expense, and by making similar adjustments for joint ventures. AFFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that AFFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments. Other REITs may not define AFFO in the same manner as the Company; therefore, the Company’s computation of AFFO may not be comparable to that of other REITs.

EBITDAre: The Company calculates EBITDAre in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines EBITDAre as net income (computed in accordance with GAAP) adjusted for gains or losses from sales of property, impairment losses, depreciation on real estate assets, amortization on real estate assets, interest expense and taxes, along with the same adjustments for joint ventures. Some of the adjustments mentioned can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. EBITDAre is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that EBITDAre is helpful to investors as a supplemental performance measure because it provides a metric for understanding the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization) and capitalization and capital structure expenses (such as interest expense and taxes). The Company also believes that EBITDAre can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define EBITDAre in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of EBITDAre may not be comparable to that of such other REITs.

Core EBITDA: The Company calculates Core EBITDA as net income (computed in accordance with GAAP) before interest, taxes, depreciation and amortization and incrementally removing any impairment losses, gains or losses from sales of property and other significant infrequent items that create volatility within our earnings and make it difficult to determine the earnings generated by our core ongoing business. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core EBITDA is helpful to investors as a supplemental performance measure because it provides a metric for understanding the performance of the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization), as well as items that are not part of normal day-to-day operations of the Company’s business. Other REITs may not define Core EBITDA in the same manner as the Company; therefore, the Company’s computation of Core EBITDA may not be comparable to that of other REITs.

Property Net Operating Income ("Property NOI"): The Company calculates Property NOI by starting with Core EBITDA and adjusting for general and administrative expense, income associated with property management performed by Piedmont for other organizations and other income or expense items for the Company, such as interest income from loan investments or costs from the pursuit of non-consummated transactions. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are also eliminated. Property NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Property NOI is helpful to investors as a supplemental comparative performance measure of income generated by its properties alone without the administrative overhead of the Company. Other REITs may not define Property NOI in the same manner as the Company; therefore, the Company’s computation of Property NOI may not be comparable to that of other REITs.

Same Store Net Operating Income ("Same Store NOI"): The Company calculates Same Store NOI as Property NOI attributable to the properties for which the following criteria were met during the entire span of the current and prior year reporting periods: (i) they were owned, (ii) they were not under development / redevelopment, and (iii) none of the operating expenses for which were capitalized. Same Store NOI also excludes amounts attributable to land assets. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are also eliminated. Same Store NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Same Store NOI is helpful to investors as a supplemental comparative performance measure of the income generated from the same group of properties from one period to the next. Other REITs may not define Same Store NOI in the same manner as the Company; therefore, the Company’s computation of Same Store NOI may not be comparable to that of other REITs.